Exhibit 99.1

First National Reports Net Income Up 53% for First Quarter 2005

          SPARTANBURG, S.C., April 13 /PRNewswire-FirstCall/ -- First National Bancshares, Inc. (OTC Bulletin Board: FNSC), the bank holding company for First National Bank of the South, today reported an increase of 53% in net income for the first quarter ended March 31, 2005.

          Net income for the quarter ended March 31, 2005 increased to $481,945 or $.22 per diluted share, compared to $315,032 or $.15 per diluted share for the same period last year.

          As of March 31, 2005, total assets were $256.6 million compared with $188.5 million as of March 31, 2004, an increase of $68.1 million or 36%. Loans grew to a total of $208.7 million, an increase of 45% over total loans on March 31, 2004 of $143.9 million.  Deposits were $203.9 million as of March 31, 2005 compared to $162.6 million on March 31, 2004, or an increase of 25%.

          Jerry L. Calvert, President and CEO, said, “We are on track to meet our goal of 35% growth in assets for 2005.  Our growth to date has been driven by excellent loan activity in all of our market areas.  Our earnings have increased by over 50% for the quarter over the same period in 2004, primarily due to the increase in our net interest margin and improved efficiency of our operations.  In addition, we have surpassed a major milestone for any local, community bank by exceeding $250 million in total assets during the quarter.”

          Mr. Calvert continued, “As we conclude our fifth year of banking operations, we are excited about the prospects for our core banking division as well as our operations in Greenville and Mt. Pleasant.  We are continuing to follow our strategic plan for growth and expansion.”

          First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina. Its stock is quoted on the OTC Bulletin Board under the symbol FNSC.  It was incorporated in 1999 to conduct a general banking business through its wholly-owned subsidiary, First National Bank of the South.  First National’s stock closed at $25.25 on April 12, 2005.

          First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions.  The banking division operates three full-service offices in Spartanburg County under the name First National Bank of Spartanburg and a loan production office in Mount Pleasant.  The small business lending division based in Greenville operates under the name First National Business Capital and provides small business lending services to customers in the Carolinas and Georgia.  First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available on its web site at http://www.firstnational-online.com .

          Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

          Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

	For the Quarter Ended March 31,
			Increase/ (Decrease)
Quarterly Income Statement Data	2005	2004

(unaudited)
Net interest income	$2,042,719	$1,420,542	43.8%
Provision for loan losses	270,986	168,160	61.1%
Noninterest income	357,495	370,275	(3.5% )
Noninterest expense	1,410,269	1,159,472	21.6%
Net income	$481,945	$315,032	52.9%
Net interest margin	3.57%	3.21%	11.2%
Return on average assets	.80%	0.68%	17.6%
Return on average equity	13.67%	9.72%	40.6%
Efficiency ratio	58.76%	64.76%	(9.3% )
Net income per diluted share	$0.22	$0.15	40.0%
Weighted average shares outstanding
Basic	1,802,846	1,802,846	—
Diluted	2,270,826	2,150,882	5.6%

	As of March 31,
			Increase/ (Decrease)
Selected Balance Sheet Data	2005	2004

(unaudited)
Assets	$256,579,594	$188,546,656	36.1%
Loans, net of unearned income	208,681,667	143,892,742	45.0%
Allowance for loan losses	2,503,983	1,798,661	39.2%
Deposits	203,896,634	162,577,972	25.4%
Shareholders’ equity	14,050,238	12,761,030	10.1%

SOURCE  First National Bancshares, Inc.
          -0-                                        04/13/2005
          /CONTACT:  Jerry L. Calvert of First National Bancshares, Inc., +1-864-594-5690, or cell, +1-864-590-8858/
          /Web site:  http://www.firstnational-online.com /
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